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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cone Mills Corporation
(Name of Registrant as Specified In Its Charter)
Cone Mills Shareholders' Committee
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cone Mills Shareholders' Committee
701 Xenia Avenue South Suite 130
Golden Valley, MN 55416

Dear Fellow Shareholder:

        On behalf of the Cone Mills Shareholders' Committee, I am pleased to enclose our Proxy Statement and [GREEN] proxy card, which will enable Cone Mills' shareholders to elect three new directors at the May 6, 2003 Annual Meeting. You, the owners of Cone Mills, have the opportunity to elect three new directors who will bring new focus on shareholder value and expertise to the Cone Mills' Board. Now is the time for new leadership on the Cone Mills' Board. We urge you to sign, date and return the enclosed [GREEN] proxy card today.

        Despite the weakened state of the economy, in 2002 Cone Mills completed its first profitable year since 1994 and has also issued an equally positive forecast for the first half of 2003. Nonetheless, on January 17, 2003, over my objection as a director of Cone Mills, Cone Mills announced a plan to sell up to $27 million of convertible notes to recapitalize the company. As proposed, these new notes will bear interest at 12% per annum and be convertible into common stock at $1.00 per share, a price that is below the lowest price Cone Mills' stock has traded since its IPO and that is approximately half of the price the stock is currently trading. The recapitalization plan will result in Cone Mills' outstanding common stock increasing by 105% upon conversion of the notes! While the offering initially will be made to existing shareholders, who may participate up to their pro rata ownership, we believe that not all shareholders will participate in the rights offering. Under the terms of the recapitalization plan, all notes not purchased by shareholders will first be offered to Cone Mills' employees and directors and then any remaining notes sold to WLR Recovery Fund II, L.P, one of Cone Mills' largest creditors. Accordingly each shareholder that does not participate or does not fully participate in the rights offering will have their ownership diluted by every share sold to Cone Mills' employees and directors or WLR Recovery Fund II, L.P.

        We strongly believe that the proposed financing is contrary to Cone Mills' long-term interests and that the directors should not at this time be severely diluting Cone Mills' shareholders who cannot or choose not to participate in the rights offering. We believe that it is short-sighted to accept the proposed terms of the financing and sacrifice the value of the current shareholders' investment at a time when Cone Mills has returned to profitability and continues to pay down its debt. In short, it is our belief that the Board's approval of this transaction is not responsible corporate stewardship and that the Board does not have the shareholders' best interests in mind.

        It is our belief that a change in the membership of the board of directors is absolutely critical to continue the substantial progress that Cone Mills has made in recent years to return to profitability by restructuring the company and to reverse the trend of declining shareholder equity and stock price. Our committee is therefore seeking to replace three members of the board of directors with new directors, who will support the current turnaround strategy of Cone Mills but oppose the proposed rights offering. Our nominees will work hard to secure other financing for Cone Mills.

        Our nominees are distinguished and experienced business professionals, as well as shareholders of Cone Mills, who are dedicated to enhancing value for Cone Mills' shareholders. They include a successful Minneapolis businessman who is the largest individual shareholder of Cone Mills, a law school professor with significant legal and business experience, and an officer of an investment firm who was hired as a consultant by Cone Mills to develop its successful turnaround plan.

        This election is a chance for you to preserve your investment by electing nominees who will focus on the long-term interests of the company. YOUR VOTE IS IMPORTANT. We urge you to vote FOR our committee's nominees. Please sign, date and return the [GREEN] proxy card today.

Thank you for your support,

Marc H. Kozberg on Behalf of
The Cone Mills Shareholders' Committee

PROXY SOLICITATION IN OPPOSITION
TO THE BOARD OF DIRECTORS OF
CONE MILLS CORPORATION

SOLICITATION STATEMENT OF
CONE MILLS SHAREHOLDERS' COMMITTEE

        This proxy statement and the accompanying [GREEN] proxy card are being furnished to you as a holder of common stock of Cone Mills Corporation ("Cone Mills") in connection with Cone Mills' 2003 annual meeting of shareholders which is to be held at [location] on Tuesday, May 6, 2003, at [time]. Cone Mills has set March 7, 2003 as the record date for shareholders entitled to notice of and to vote at the annual meeting. The Cone Mills Shareholders' Committee (the "Committee"), a group of shareholders led by Marc H. Kozberg, is soliciting your proxy for three directors who it will nominate in opposition to the candidates for director who are proposed by Cone Mills' current board of directors. This proxy statement and the form of proxy are being sent to Cone Mills' shareholder on or about April    , 2003.

        The Committee members beneficially own a total of 2,243,849 shares of Cone Mills common stock and options to purchase 2,000 shares of Cone Mills common stock, representing approximately 8.7% of Cone Mills' outstanding common stock. The Committee consists of the following eleven shareholders of Cone Mills: Marc H. Kozberg, the Temple Company, L.L.P., Charmel Limited Partnership, Charmel Enterprises, Inc., Richard Fitzgerald, Charles Barry, Melanie Barry, Robert C. Klas, Sr., Edward S. Adams, Oak Ridge Capital Group, Inc., and Jess M. Ravich. One member of our Committee, Marc H. Kozberg, has been a member of the Cone Mills' Board of Directors since 1999 and currently serves on Cone Mills' Executive Committee.

        Cone Mills executive office's mailing address is P.O. Box 26540, Greensboro, North Carolina 27415-6540.

        We urge you to vote FOR the Committee's nominees for election as directors by signing and dating the [GREEN] proxy card and returning it in the enclosed envelope today.

THE NEED FOR NEW DIRECTORS

        On December 28, 1998, the Committee filed a Form 13D stating that the members of the Committee had acquired approximately 5.3% of Cone Mills' common stock. Members of the Committee now own approximately 8.7% of Cone Mills' common stock. We believed then, and continue to believe, that Cone Mills has a great future and that the stock was and continues to be significantly undervalued. While Cone Mills' operations and balance sheet have improved significantly since our initial investment, we have been increasingly frustrated by the Board's lack of leadership in increasing shareholder equity and the common stock price. To that end, in November 2002, we asked the Cone Mills' Board to consider nominating our three candidates for election to the Board at the 2003 Annual Meeting. The Board did not respond to our request.

        Instead, on January 17, 2003, over the objection of Marc Kozberg as a Cone Mills director, Cone Mills announced a plan to sell up to $27 million of convertible notes to recapitalize the company. As proposed, these new notes will bear interest at 12% per annum and be convertible into common stock at $1.00 per share, a price below the lowest price the stock has traded since its IPO and a price that is approximately half of the stock's current trading price. The recapitalization plan will result in Cone Mills' outstanding common stock increasing by 105%, upon conversion of the notes. On the terms currently proposed, the notes will have a severe dilutive effect on the Cone Mills' shareholders, who do not participate in the offering to the full pro rata extent of their ownership. The table below shows the dilutive effect on the current Cone Mills' shareholders as a group based on the current market price of approximately $2.00 per share, assuming the issuance and conversion of all $27 million of the proposed notes at a conversion price of $1.00 per share, based upon the percentage of Cone Mills' current shareholders that participate in the rights offering.

Assumed Percentage of Shareholders Participating in Rights Offering	Per Share Dilution After Issuance and Conversion of Remaining Notes	Percentage Ownership of Common Stock by Shareholders After Issuance and Conversion of Remaining Notes
25%	$0.30	74%
50%	$0.17	83%
75%	$0.07	91%

        The Board structured the financing as a rights offering to existing shareholders, although it is our expectation that many shareholders will not participate because of limited financial resources or because they do not understand the dilutive effect of not participating. As a result, we believe that management, the Board, and WLR Recovery Fund II, L.P. could end up owning as much as 40% of the company, at a conversion price of $1.00 per share that is effectively further reduced after accounting for the 12% interest Cone Mills will pay on the notes prior to conversion. WLR Recovery Fund II, L.P. is a fund managed by W.L. Ross and Company that currently holds approximately half of Cone Mills' bank debt. In addition, funds managed by W.L. Ross and Company currently hold a portion of Cone Mills' bonds. Although we do not think a rights offering at this low price is in the long-term best interests of the current Cone Mills' shareholders, if our efforts to defeat the rights offering fail, we intend to participate in the offering in order to preserve our interests in the company.

        We believe that the current Board does not have the shareholders' best interests in mind in proceeding with the recapitalization. The current Board appears to view Cone Mills as a distressed company that can only obtain financing under the proposed recapitalization terms completely ignoring the fact that in 2002 Cone Mills reduced its debt by $29 million, had earnings before interest, taxes, depreciation and amortization (EBITDA) that exceeded $50 million, and had net earnings per share of $0.28. Cone Mills' common stock has traded for the last three months at a price that is approximately 90% below the $19 5/8 per share price the stock reached in 1993. Furthermore, the Cone Mills' per share stock price fell $0.47 from $1.78 before announcement of the plan to $1.31 per share after the recapitalization plan was announced and returned to its current trading range only after we announced that we did not support the recapitalization plan and were nominating our own slate of directors. In addition, because there are no equity analysts following the company and very little institutional ownership in the company, we believe that the current Board has not to this point in time been held accountable by anyone for this decline in value and the proposed recapitalization plan. Now is your opportunity to change that.

        If all three of our nominees are elected, members of the Committee and its nominees will hold four of the eight independent director seats and four of the eleven total seats on the Cone Mills' board of directors. With these new members, we expect that the Board will be able to focus management's attention on further enhancing the profitability of the company and reducing the company's debt that should result in increased shareholder's equity and an increased stock price for the current shareholders. Although we will not be in the majority on the board of directors, we expect to have significant influence on the Board because by electing our nominees you as the shareholders of Cone Mills will have sent a strong message to the other directors that you are seeking a more responsive Board.

        We will vigorously oppose the proposed recapitalization plan and seek to obtain any necessary financing through means that better serve the long-term interests of the current shareholders. We have engaged the investment banking firm of Libra Securities, LLC to assist us in considering alternative financing strategies, but at this time we have not secured any commitments for alternative financing arrangements and cannot assure you that we will be able to obtain alternative financing.

        This election is your opportunity to have your voice heard and to make a substantive and immediate impact on the future direction of Cone Mills and, in turn, the value of your investment in the company. At the annual meeting, we will nominate the three individuals named under the caption "Election of Directors" in this proxy statement. Our nominees for directors are experienced individuals who will act in the best interests of Cone Mills' shareholders.

ELECTION OF DIRECTORS

        Cone Mills' shareholders are being asked to elect three directors at the annual meeting. According to Cone Mills' most recent filing with the SEC, Cone Mills has 25,757,344 shares of common stock outstanding as of October 28, 2002. Each share is entitled to one vote, and a majority of the shares of common stock outstanding, or 12,878,673 shares, is required to constitute a quorum. Provided that there is a quorum, the persons nominated below will be elected if they receive a plurality of the votes cast for their class of directorship. Although abstentions and broker nonvotes (matters subject to vote on validly submitted proxies for which no vote is indicated) are counted for purposes of determining whether a quorum is present, they are not treated as votes cast on any matter as to which no voting instruction is indicated.

        It is the intention of the persons named on the enclosed [GREEN] proxy card to nominate and vote for the election of the persons listed below. The Committee knows of no reason why any of these nominees will be unable to serve, but in the event of any such inability, the proxies received will be voted for such substituted nominees as the Committee may recommend.

        The Committee will nominate the following individuals as Class II directors of Cone Mills for a term expiring in 2006:

Edward S. Adams
Charles L. Barry
Randall G. Kominsky

        Set forth below is information concerning the Committee's nominees, including their age and principal occupation.

        Edward S. Adams, 40, is the Howard E. Buhse Professor of Law and Finance and Co-Director of Kommerstad Center for Business Law and Entrepreneurship at the University of Minnesota Law School. Mr. Adams has also served as the president and chief executive officer of Equity Securities Investments, Inc., a Minneapolis-based brokerage firm, and as the president and chief executive officer of Oak Ridge Capital Group, Inc., a $35 million per year integrated real estate and financial services company. Mr. Adams has also been a director of Dental Resources, Inc. since 2001 and Oak Ridge Capital Group, Inc. since 2001. From 1996 to 2000, Mr. Adams was a principal in Jon Adams Financial Company, L.L.P., a financial service entity, and he was of counsel to the Minneapolis law firm of Fredrikson & Byron, P.A. from 1995 to 1999. Mr. Adams served as a visiting assistant professor of law at Albany Law School for the 1991-1992 school year. From 1989 to 1991, Mr. Adams was an associate at Latham & Watkins in Chicago, Illinois. Mr. Adams clerked for the Honorable J. Harvie Wilkinson, III of the United States Court of Appeals for the Fourth Circuit from 1988 to 1989. Mr. Adams received his B.A. in philosophy, economics and business administration from Knox College in Galesburg, Illinois, his J.D. from the University of Chicago, and his M.B.A. from the Carlson School of Business at the University of Minnesota. As an attorney, financial advisor and consultant, and principal, Mr. Adams has over $1 billion of transactional experiences in public and private offerings of equity and debt, mergers and acquisitions of public and closely held corporations, loan restructurings, receivables financing, structured finance, commercial transactions, and bankruptcy liquidations and reorganizations.

        Charles L. Barry, 62, has been the president, chief executive officer and chairman of the board of Twin Cities Fan Companies, Ltd., which includes as its subsidiaries Twin City Fan & Blower Company,

TCF Axial Division, Aerovent, Clarage, TC Ventco and Twin City Holland Industries, since 1975. Mr. Barry began his career in the blower business in 1956 and worked in various positions, including draftsman, fan designer, plant supervisor, and general manager. From 1969 to 1973, he was the president of Barry Blower. From July 1973 through December 1974, he was employed by United Van Bus Delivery Company. Mr. Barry also served as president, director and chairman of the board for Air Moving and Control Association International from 1991 to 2001 and was a member of the board of directors for Grace Lee Products from 1993 to 1998. Mr. Barry attended the University of Minnesota School of Engineering.

        Randall G. Kominsky, 48, has been the president of Alliance for Financial Growth, Inc., a firm providing financial and operational consulting services, since 1995. In 2001, Cone Mills retained Mr. Kominsky and his firm to assist management in developing its successful reinvention plan. He has a proven track record of being able to amicably work with the current management of Cone Mills. He also served as the Chief Investment Officer for CRP Holding LLC, the private investment firm of Carl R. Pohlad, during 2002. Mr. Kominsky was a partner at Coopers & Lybrand LLC and served as the National Partner-In-Charge of the Restructuring Consulting Practice from 1993 to 1995. From 1980 to 1993, he was the Assistant General Counsel at Ryder System, Inc., a $5 billion specialized transportation firm. Mr. Kominsky was a member of the Board of Directors, and Chairman of the Audit Committee of Trism, Inc., a $275 million company from January 2000 to February 2001. From 1991 to 1993, he was also the Co-Chairman of the Unsecured Creditors' Committee in the Continental Airlines' successful Chapter 11 proceedings. Mr. Kominsky has also been a chairman or member of the Chapter 11 Creditors' Committees for many New York Stock Exchange companies. Mr. Kominsky received his B.B.A. in finance (magna cum laude) and his J.D. from Temple University, where he was an editor of the Law Review.

        In March 2001, Cone Mills hired Alliance for Financial Growth, Inc., Mr. Kominsky's financial and consulting service firm, to provide assistance in implementing a turnaround plan for the corporation. The agreement provided for weekly fees of $13,000 per week for the full-time services of Mr. Kominsky. In addition, Cone Mills agreed to pay Alliance a success fee of $50,000 on announcement of the restructuring plan to management and the Board of Directors and an additional success fee based on the Cone Mills' EBITDA for the year following the engagement of Alliance. Pursuant to the terms of the agreement, Cone Mills paid Mr. Kominsky approximately $305,000. The agreement was terminated on May 31, 2001. On June 1, 2001, Cone Mills hired Alliance to meet with Cone Mills' lenders to discuss the restructuring plan. Alliance billed Cone Mills' on an hourly basis for these meetings and received approximately $16,000 under the agreement. This agreement was terminated on June 21, 2001.

        The Committee has entered into agreements with its nominees for director pursuant to which the nominees agreed to be the Committee's nominees, and the Committee agreed to indemnify them against liability which they may incur relating to their nomination or election. If the nominees are elected the indemnification provisions applicable to directors under Cone Mills' articles of incorporation, bylaws and North Carolina law will replace the Committee's indemnity.

        As members of the Committee, Messrs. Adams and Barry have entered into a Sharing and Consent Agreement. The terms of the Sharing and Consent Agreement are described under the heading "Beneficial Ownership of Securities by the Cone Mills' Shareholders Committee and its Nominees" of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Messrs. Adams, Barry and Kominsky have filed on a timely basis the reports required by Section 16(a) of the Exchange Act during 2002 and prior years.

BENEFICIAL OWNERSHIP OF SECURITIES BY
THE CONE MILLS SHAREHOLDERS' COMMITTEE AND ITS NOMINEES

        Information with respect to the aggregate number, and percentage, of all outstanding common stock of Cone Mills owned of record or beneficially, directly or indirectly, as of March 24, 2003 by the Committee and its nominees for election as directors is set forth below:

Nominee's Name and Address	Principal Occupation	Number of Shares of Common Stock	Percentage of Outstanding Shares
Edward S. Adams(5)(7) University of Minnesota 229 19th Avenue S. Minneapolis, MN 55455	Law School Professor	63,489	*
Charles Barry(1)(2)(3)(7) Twin Cities Fan Companies, Ltd. 5959 Trenton Lane Plymouth, MN 55442	Business Owner	1,335,360	5.2%
Randall G. Kominsky Alliance For Financial Growth, Inc. 200 S. Pine Island Road, Suite 204 Fort Lauderdale, FL 33324	Consultant	9,000	*
All nominees as a group		1,407,849	5.5%
Committee Member's Name and Address	Principal Occupation	Number of Shares of Common Stock	Percentage of Outstanding Shares
Marc H. Kozberg(4) Oak Ridge Capital Group, Inc. 701 Xenia Avenue South, Suite 130 Golden Valley, MN 55416	Chief Executive Officer Oak Ridge Capital Group, Inc. (Financial Services)	252,500	1.0%
The Temple Company, L.L.P. 5959 Trenton Lane Plymouth, MN 55442	Investment Entity	242,160	*
Charmel Limited Partnership 5959 Trenton Lane Plymouth, MN 55442	Investment Entity	793,200	3.1%
Charmel Enterprises, Inc.(2) 5959 Trenton Lane Plymouth, MN 55442	Investment Entity	793,200	3.1%
Richard Fitzgerald(1) Twin Cities Fan Companies, Ltd. 5959 Trenton Lane Plymouth, MN 55442	Attorney	242,160	*
Charles Barry(1)(2)(3) Twin Cities Fan Companies, Ltd. 5959 Trenton Lane Plymouth, MN 55442	Business Owner	1,335,360	5.2%
Melanie Barry(2) Twin Cities Fan Companies, Ltd. 5959 Trenton Lane Plymouth, MN 55442	Business Owner	793,200	3.1%
Robert C. Klas, Sr. The Tapemark Company 150 Marie Avenue E. West St. Paul, MN 55118	Business Owner	530,100	2.1%

Edward S. Adams(5) University of Minnesota 229 19th Avenue S. Minneapolis, MN 55455	Law School Professor	63,489	*
Oak Ridge Capital Group, Inc. 701 Xenia Avenue South, Suite 130 Golden Valley, MN 55416	Holding Company (Financial Services)	50,500	*
Jess M. Ravich(6) Libra Securities, LLC 11766 Wilshire Blvd, Suite 870 Los Angeles, CA 90023	Investment Banker	64,400	*
All Committee members as a group		2,245,849	8.7%

*
Percentage of shares beneficially owned does not exceed 1% of the total outstanding shares.

(1)
Includes 242,160 shares of common stock owned of record by The Temple Company, L.L.P. of which Messrs. Fitzgerald and Barry are the partners.

(2)
Includes 793,200 shares of common stock owned of record by Charmel Limited Partnership of which Charmel Enterprises, Inc. is the general partner, owning 1% of its partnership interests, and Charles and Melanie Barry are the limited partners, each owning 49.5% of its partnership interests.

(3)
Includes 300,000 shares of common stock owned of record by Wells Fargo Bank, as Trustee of the Twin Cities Fan & Blower Co. Profit Sharing Plan FBO Charles Barry.

(4)
Includes 2,000 shares of common stock purchasable under currently exercisable options and 50,500 shares owned of record by Oak Ridge Capital Group, Inc., of which Mr. Kozberg is the Chief Executive Officer. As compensation for his service on Cone Mills' Board of Directors, Mr. Kozberg received an option to purchase 1,000 shares of common stock at an exercise price of $5.75 per share that expires on May 15, 2007 and an option to purchase 1,000 shares of common stock at an exercise price of $3.77 per share that expires on May 15, 2009.

(5)
Includes 20,000 shares of common stock owned of record by Mr. Adams' spouse.

(6)
Represents 64,400 shares owned of record by the Ravich Revocable Trust of 1989, a revocable trust of which Jess M. Ravich is a trustee.

(7)
Also a member of the Committee as set forth below.

        The amounts of Cone Mills' common stock purchased, acquired, or sold by members of the Committee and its nominees within the past two years and the dates of such transactions are listed on the Schedule A attached to this proxy statement.

        The members of the Committee have entered into a Sharing and Consent Agreement. Under this Agreement, the members of the Committee have agreed to share proportionately in all costs and expenses that may arise from their participation in the Committee, including legal fees, SEC filing expenses, expenses that may arise in communicating with Cone Mills or its shareholders, investment banking fees, fees and expenses of proxy solicitors, litigation expenses and indemnification expenses. The Agreement also contains a power of attorney that allows Marc H. Kozberg to take certain actions on behalf of members of the Committee and requires consultation among members of the Committee with respect to certain matters relating to the ownership and voting of Cone Mills' securities.

        Certain members of the Committee also have advisory agreements with Equity Investment Advisors, Inc., an affiliate of Equity Securities Investment, Inc. These agreements provide that Equity Investment Advisors will receive an advisory fee equal to 20% of the annual gain in value of any securities subject to the advisory agreement. As part of his employment with Equity Investments

Advisors, Inc., Mr. Kozberg receives one-third of any advisory fees received by Equity or its affiliates with respect to his customers. No such agreements exist between either of these entities and Messrs. Adams, Kozberg, and Ravich and there are no such agreements with persons who are not members of the Committee.

        The terms of Randall Kominsky's consulting agreements with Cone Mills are described above under "Election of Directors."

        As noted above under "Need for New Directors" the Committee has engaged Libra Securities, LLC engaged the investment banking firm of Libra Securities, LLC to assist in considering alternative financing strategies. Mr. Ravich, a member of the Committee, is the President and Chief Executive Officer of Libra Securities, LLC.

ADDITIONAL INFORMATION

        MK Acquisition, Inc., a corporation formed by and for the benefit of the Committee, has engaged the services of Innisfree M&A Incorporated to assist it in soliciting proxies. Innisfree will be paid a fee of up to $50,000, plus reasonable out-of-pocket expenses. Innisfree will employ a staff of approximately 50 persons in connection with this solicitation. The solicitation will be made by mail as well as by telephone, fax, e-mail, personal interviews and other methods of communication. In addition, members of the Committee and its nominees may also assist in the solicitation.

        The Committee estimates the total costs to be incurred in relation to the proxy solicitation will be approximately $100,000. As of the date hereof, the Committee has incurred $25,000 in costs in relation to the proxy solicitation. These costs will be paid by the Committee. If the Committee's nominees for directors are elected, the Committee will request reimbursement from the Cone Mills' Board. If the Cone Mills' Board does not approve the Committee's request for reimbursement, the Committee does not intend to submit its request for reimbursement to a vote of the Cone Mills' shareholders.

        Your proxy may be revoked by you at any time prior to the time the polls for voting for directors are closed by delivery to an officer of Cone Mills a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date. Accordingly, only your latest dated proxy card will be voted.

        If you shares are held in a brokerage account, you must instruct your broker as to how you want your shares voted. Your broker cannot vote your shares without your instructions.

        You may also receive proxy materials directly from Cone Mills. We encourage you NOT to return the proxy card accompanying the Cone Mills' materials, even as a protest vote.

        This proxy statement is dated April    , 2003.

If you have questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated,

TOLL-FREE at 1-877-456-3507.

Banks and Brokers call collect (212) 750-5833.

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
CONE MILLS CORPORATION

2003 Annual Meeting of Shareholders—May 6, 2003

THIS PROXY IS SOLICITED ON BEHALF OF
THE CONE MILLS SHAREHOLDERS' COMMITTEE

        The undersigned hereby appoints Marc H. Kozberg and Albert A. Woodward, or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2003 Annual Meeting of Shareholders of Cone Mills Corporation, to be held at [location] on Tuesday, May 6, 2003, at [time] and at any adjournment(s) or postponements(s) thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present. By signing this proxy card on the reverse side, the undersigned authorizes the appointed proxy holders to vote in their discretion on any other business which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE HEREON, THIS PROXY WILL BE VOTED "FOR" ELECTION OF THE PROPOSED DIRECTORS.

        To elect the following three (3) directors for a term ending at the 2006 annual meeting:

        Edward S. Adams, Charles L. Barry, Randall G. Kominsky

        FOR [    ]                            Withhold authority [    ]

To withhold authority for an individual nominee, strike a line through that nominee's name.

Dated:	, 2003
Signature
Signature
Title(s)
Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Please sign, date and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United States.

SCHEDULE A

TRANSACTIONS BY THE CONE MILLS SHAREHOLDERS' COMMITTEE MEMBERS
AND ITS NOMINEES IN CONE MILLS' COMMON STOCK SINCE APRIL 1, 2001

Name	Date	Type of Transaction	Number of Shares
Jess M. Ravich(6)	03/07/03	Buy	35,000
Robert C. Klas, Sr.	03/06/03	Buy	300
Jess M. Ravich(6)	03/04/03	Buy	8,100
Jess M. Ravich(6)	03/04/03	Buy	10,000
Robert C. Klas, Sr.	2/27/03	Buy	4,800
Charles L. Barry(1)	2/26/03	Buy	8,200
Charles L. Barry(1)	2/25/03	Buy	59,800
The Temple Company	2/24/03	Buy	16,900
Charles L. Barry(1)	2/24/03	Buy	15,600
The Temple Company	2/20/03	Buy	5,700
The Temple Company	2/19/03	Buy	26,200
Charles L. Barry(1)	2/18/03	Buy	15,900
The Temple Company	2/13/03	Buy	42,700
The Temple Company	2/12/03	Buy	8,500
Randall G. Kominsky	2/12/03	Buy	4,000
Charles L. Barry(1)	2/11/03	Buy	25,500
Jess M. Ravich(6)	2/10/03	Buy	11,300
Randall G. Kominsky	2/06/03	Buy	4,000
Edward S. Adams	12/10/02	Buy	3,789
Marc H. Kozberg	12/10/02	Buy	29,815
Charles Barry(1)	12/06/02	Buy	75,000
Robert C. Klas, Sr.	12/06/02	Buy	25,000
Randall G. Kominsky	12/03/02	Buy	1,000
Robert C. Klas, Sr.	9/11/02	Buy	3,373
Robert C. Klas, Sr.	9/05/02	Buy	17,500
Marc H. Kozberg	7/30/02	Grant(2)	2,429
Robert C. Klas, Sr.	7/24/02	Buy	5,000
Marc H. Kozberg	5/14/02	Option(3)	1,000
Marc H. Kozberg	5/01/02	Grant(2)	1,889
Marc H. Kozberg	2/05/02	Grant(2)	2,713
Edward S. Adams(7)	12/19/01	Buy	10,000
Edward S. Adams	12/10/01	Buy	3,789
Edward S. Adams(7)	11/30/01	Buy	7,500
Edward S. Adams(7)	11/28/01	Buy	2,500
Edward S. Adams	11/26/01	Buy	10,000
Robert C. Klas, Sr.	11/07/01	Buy	1,900
Marc H. Kozberg	11/06/01	Exercise(4)	1,000
Robert C. Klas, Sr.	11/06/01	Buy	20,800
Marc H. Kozberg	11/01/01	Grant(2)	3,560
Edward S. Adams	10/30/01	Buy	7,600
Edward S. Adams	9/20/01	Buy	7,500
Charles Barry(1)	9/17/01	Buy	10,000
Edward S. Adams	9/10/01	Buy	5,000
Charles Barry(1)	9/10/01	Buy	4,500
Charles Barry(1)	9/07/01	Buy	25,500
Charles Barry(1)	9/06/01	Buy	60,000
Edward S. Adams	9/05/01	Buy	5,000

Edward S. Adams	8/02/01	Buy	1,600
Edward S. Adams	8/01/01	Buy	500
Edward S. Adams	7/26/01	Buy	2,500
Marc H. Kozberg	5/31/01	Buy	1,006
Marc H. Kozberg	5/30/01	Buy	1,300
Marc H. Kozberg	5/29/01	Buy	2,300
Marc H. Kozberg	5/25/01	Buy	3,800
Robert C. Klas, Sr.	5/18/01	Buy	50,000
Marc H. Kozberg	5/15/01	Option(5)	1,000
Marc H. Kozberg	5/10/01	Grant(2)	4,600
Charmel Limited Partnership	4/30/01	Buy	25,000
Charmel Limited Partnership	4/27/01	Buy	55,000
Robert C. Klas, Sr.	4/26/01	Buy	50,000
Charmel Limited Partnership	4/26/01	Buy	20,000

(1)
Transactions effected by Wells Fargo Bank, as Trustee of the Twin Cities Fan & Blower Co. Profit Sharing Plan FBO Charles Barry.

(2)
Stock grant received as compensation for serving on the Board of Directors.

(3)
Option grant received as compensation for serving on the Board of Directors. The option is currently fully vested at an exercise price of $3.77 per share and expires on May 13, 2009.

(4)
Exercise of stock option granted May 15, 2001 at an exercise price of $1.42 per share.

(5)
Option grant received as compensation for serving on the Board of Directors. The option was exercised on November 6, 2001 at an exercise price of $1.42 per share.

(6)
Transactions effected by the Ravich Revocable Trust of 1989, a revocable trust of which Jess M. Ravich is a trustee.

(7)
Transaction effected by Mr. Adams' spouse.

QuickLinks

PROXY SOLICITATION IN OPPOSITION TO THE BOARD OF DIRECTORS OF CONE MILLS CORPORATION
SOLICITATION STATEMENT OF CONE MILLS SHAREHOLDERS' COMMITTEE
THE NEED FOR NEW DIRECTORS
ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP OF SECURITIES BY THE CONE MILLS SHAREHOLDERS' COMMITTEE AND ITS NOMINEES
ADDITIONAL INFORMATION
PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CONE MILLS CORPORATION
2003 Annual Meeting of Shareholders—May 6, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE CONE MILLS SHAREHOLDERS' COMMITTEE
SCHEDULE A
TRANSACTIONS BY THE CONE MILLS SHAREHOLDERS' COMMITTEE MEMBERS AND ITS NOMINEES IN CONE MILLS' COMMON STOCK SINCE APRIL 1, 2001